Exhibit 5.1
     216-583-7000
Fax 216-583-7001
January 13, 2011
CTPartners Executive Search Inc.
1166 Avenue of the Americas
3rd Floor
New York, NY 10036
     Re:   CTPartners Executive Search Inc. 2010 Equity Incentive Plan
Ladies and Gentlemen:
     We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 1,000,000 shares of Common Stock, $0.001 par value per share (the “Shares”), of CTPartners Executive Search Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the Company’s 2010 Equity Incentive Plan (the “Plan”).
     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. In our examination of such documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.
     We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.
     For purposes of the opinions expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

CTPartners Executive Search Inc.
January 13, 2011

     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect. Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.
     Based on the foregoing and in reliance thereon, and subject to the assumptions stated and in reliance on statements of facts contained in the documents that we have examined, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plan, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours, ULMER & BERNE LLP
/s/ Howard Groedel
By:	Howard Groedel, a Partner